Exhibit 4.1
DESCRIPTION OF GULFMARK COMMON STOCK
We have summarized certain provisions of our certificate of incorporation and bylaws below, but you should read them for a more complete description of the rights of holders of shares of our common stock.
General
Our certificate of incorporation authorizes us to issue up to 60 million shares of Class A common stock, par value $0.01 per share, and up to 60 million shares of Class B common stock, par value $0.01 per share. As of February 24, 2010, 25,905,711 shares of our Class A common stock were issued and outstanding (including treasury shares) and no shares of Class B common stock or preferred stock have been issued. The shares of our Class A common stock are subject to the Maritime Restrictions as described under “—Maritime Restrictions” below.
Subject to the limitations in our certificate of incorporation or applicable law, the shares of our Class A common stock have, and if issued, the shares of our Class B common stock will have, all rights ordinarily associated with shares of common stock under Delaware law, including, but not limited to, general voting rights and general rights to dividends and distributions and, except for the Maritime Restrictions and conversion provisions, which are only applicable to the shares of our Class A common stock, the rights of the shares of our Class A common stock and our Class B common stock are identical.
The shares of our Class B common stock are not subject to the Maritime Restrictions. Shares of our Class B common stock were not issued in the Reorganization. Initially, the shares of our Class B common stock are only issuable upon the conversion of all of the outstanding and treasury shares of our Class A common stock into shares of our Class B common stock in the event our Board of Directors determines that either:
•	the U.S. ownership requirements of the applicable U.S. maritime and vessel documentation laws are no longer applicable to us (or have been amended so that the Maritime Restrictions are no longer necessary); or

•	the elimination of such restrictions is in our best interest and the best interest of our stockholders. Thereafter, the converted shares of our Class A common stock will be canceled, will no longer be outstanding and cannot be reissued.
Voting and Dividend Rights
Each record holder of shares of our common stock is entitled to one vote per share held by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by applicable law, a holder of shares of our common stock will not be entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled under our certificate of incorporation to vote on any such amendment. Except as may be provided in our certificate of incorporation or by applicable law, the holders of shares of our common stock have the exclusive right to vote in the election of directors and for all other purposes. The voting rights of shares of our Class A common stock are subject to additional restrictions described under “—Maritime Restrictions” below. If issued, the shares of our Class B common stock will not be subject to the Maritime Restrictions.
Subject to any preferences that may be applicable to any then-outstanding series of preferred stock, holders of shares of our common stock are entitled to receive dividends and distributions on such shares at such times and amounts as may be declared by our Board of Directors out of funds legally available for that purpose. The dividend and distribution rights of the shares of our Class A common stock are subject to additional restrictions described under “—Maritime Restrictions” below. If issued, shares of our Class B common stock will not be subject to the Maritime Restrictions. The number of authorized shares of our common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of our outstanding capital stock irrespective of the class voting provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
We have no specific plans to pay any dividends on the shares of our common stock in the foreseeable future. Certain of the financing arrangements that we assumed in the Reorganization restrict the payment of cash dividends.
Number of Directors and Vacancies and Newly Created Directorships
Subject to any special rights of holders of any then-outstanding series of preferred stock to elect directors, our certificate of incorporation provides that our Board of Directors will have no less than three and no more than fifteen directors, with the precise number of directors to be fixed in the manner prescribed in the bylaws. Our bylaws provide for the number of directors to be determined from time to time by a resolution of the Board of Directors. Newly created directorships or vacancies occurring on the Board of Directors may be filled by the vote of a majority of the remaining directors then in office, even though less than a quorum, or by a plurality of votes cast at a meeting of our stockholders. Any director elected to fill a newly created directorship or vacancy on the Board of Directors serves until the expiration of the term of office of the director whom he or she replaced or until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Special Meetings of the Stockholders
Subject to any rights of holders of any then-outstanding series of preferred stock or applicable law, our bylaws provide that a special meeting of stockholders may only be called by the Board of Directors pursuant to a resolution adopted by a majority of directors. Subject to the foregoing provisions, holders of shares of our common stock do not have the power to call a special meeting.
Stockholder Action by Written Consent
Our certificate of incorporation does not prohibit our stockholders from acting by written consent; therefore, under Delaware law, our stockholders may take any action which could otherwise be taken at any annual or special meeting of the stockholders by written consent without a meeting, notice or vote. Our bylaws provide for a set of mechanics for such stockholder consent solicitations by, among other things, requiring a stockholder seeking to take such action to make a written request of our Board of Directors to set a record date for the consent solicitation and establishing other ministerial functions.
Liquidation or Dissolution
In the event we liquidate, dissolve or wind up our affairs, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares of common stock held, in our remaining assets, if any. Notwithstanding the foregoing, the rights of owners of shares of our Class A common stock to receive distributions (upon liquidation or otherwise) are subject to the Maritime Restrictions as described under “—Maritime Restrictions” below.
Conversion
The conversion of shares of our Class A common stock into shares of our Class B common stock is described under “—General” above.
Redemption
Shares of our common stock are not redeemable (except for any shares of our Class A common stock that are Excess Shares) and have no subscription or preemptive rights. For a description of our right to redeem Excess Shares, see “—Maritime Restrictions—Redemption of Excess Shares” below.
Transfer Agent and Registrar

The Transfer Agent and Registrar for shares of our common stock is American Stock Transfer & Trust Company.
Limitation of Directors’ Liability and Indemnification
Our certificate of incorporation contains provisions eliminating the personal liability of our directors to the Company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of our certificate of incorporation or as it may be amended. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.
These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. Federal securities laws and U.S. Federal and state environmental laws. As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.
In addition, our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to, and hold harmless, each of our directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in our certificate of incorporation and bylaws, we will be required under our certificate of incorporation and bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our Board of Directors.
In connection with the Reorganization, we entered into indemnification agreements with each of our directors and certain of our officers (each, an “Contractual Indemnitee”). Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.

The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.
Delaware Section 203
As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 imposes a three-year moratorium on the ability of public Delaware corporations to engage in a wide range of specified transactions with any “interested stockholder”. An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15% or more of the outstanding voting stock of the corporation. However, the moratorium will not apply if, among other things, the transaction is approved by:
•	the board of directors of the corporation prior to the time the interested stockholder became an interested stockholder; or

•	at or after the time the interested stockholder became an interested stockholder, the board of directors of the corporation and, at a meeting of stockholders, the holders of two-thirds of the outstanding voting stock of the corporation, not including those shares owned by the interested stockholder.
We do not have a stockholder that owns 15% or more of our common stock. If a stockholder acquired more than 15% of our common stock, then such stockholder would be subject to the restrictions under Section 203.
Anti-takeover Effects
The Maritime Restrictions may have anti-takeover effects because they will restrict the ability of non-U.S. citizens to own, in the aggregate, more than 22% of the outstanding shares of our Class A common stock. Our Board of Directors considers the Maritime Restrictions to be reasonable and in our best interests and the best interests of our stockholders because the Maritime Restrictions reduce the risk that the Company will not be a U.S. citizen under the U.S. maritime and vessel documentation laws applicable to registering vessels in the United States and operating those vessels in Coastwise Trade. In the opinion of our Board of Directors, the fundamental importance to our stockholders of maintaining eligibility under these laws is a more significant consideration than the indirect “anti-takeover” effect the Maritime Restrictions may have or the cost and expense of preparing this proxy statement, soliciting proxies in favor of the Reorganization and holding the special meeting.
The availability for issuance of additional shares of our common stock could have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company. For example, the issuance of shares of our common stock (within the limits imposed by applicable law and the rules of any exchange upon which the common stock may then be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The issuance of additional shares of our common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of our stockholders.
Maritime Restrictions
The following is a summary of the Maritime Restrictions in our certificate of incorporation. This summary is qualified in its entirety by reference to the full text of our certificate of incorporation.
We urge stockholders to and potential investors to carefully read our certificate of incorporation in its entirety.
General
In order to protect our ability to register vessels in the U.S. under the applicable U.S. maritime and vessel documentation laws and operate those vessels in Coastwise Trade, our certificate of incorporation limits the aggregate ownership (record or beneficial) or control of shares of our Class A common stock by non-U.S. citizens (as such term is determined by the applicable U.S. maritime and vessel documentation laws for purposes of Coastwise Trade) to 22% of the total issued and outstanding shares of such class. We refer to such percentage limitation on foreign ownership of shares of our Class A common stock as the “Maximum Permitted Percentage” and any such shares owned by non-U.S. citizens in excess of the Maximum Permitted Percentage as “Excess Shares”. To the extent the applicable U.S. maritime and vessel documentation laws are amended to change the legal foreign ownership maximum percentage, our certificate of incorporation provides that the Maximum Permitted Percentage will automatically be changed to a percentage that is three percentage points lower than the legal foreign ownership maximum percentage, as amended. In the event we are subject to any other U.S. Federal law that restricts the ownership of shares of our capital stock by non-U.S. citizens, our Board of Directors will have discretion to impose ownership restrictions and other provisions that are substantially consistent with such applicable law on the shares of our capital stock (so long as such restrictions and other provisions are no more restrictive than the Maritime Restrictions). In addition, our certificate of incorporation provides that a person will not be deemed to be a “record owner”, “beneficial owner”

or “controller” of shares of our Class A common stock, if our Board of Directors determines, in good faith, that such person is not an owner of such shares in accordance with and for the purposes of the applicable U.S. maritime and vessel documentation laws.
Restriction on Transfers of Excess Shares
Our certificate of incorporation provides that any purported transfer of any shares of our Class A common stock that would result in the aggregate ownership of shares of our Class A common stock in excess of the Maximum Permitted Percentage by one or more persons who is not a U.S. citizen will be void and ineffective, and neither the Company nor our transfer agent will register any such purported transfer on our stock transfer records or recognize any such purported transferee as a stockholder of the Company for any purpose (including for purposes of voting, dividends and distributions), except to the extent necessary to effect the remedies available to us under our certificate of incorporation (as described under “—Additional Remedies for Exceeding the Maximum Permitted Percentage” and “—Redemption of Excess Shares” below).
Additional Remedies for Exceeding the Maximum Permitted Percentage
In the event such restrictions voiding purported transfers would be ineffective for any reason, our certificate of incorporation provides that if any transfer (a “Proposed Transfer”) to a proposed transferee (a “Proposed Transferee”) would otherwise result in the ownership by non-U.S. citizens of an aggregate number of shares of our Class A common stock in excess of the Maximum Permitted Percentage, such Excess Shares will automatically be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The Proposed Transferee will not acquire any rights in the Excess Shares transferred into the trust.
Our certificate of incorporation also provides that the above trust transfer provisions apply to (1) any change in the status (a “Status Change”) of an owner of shares of our Class A common stock from a U.S. citizen to a non-U.S. citizen (a “Disqualified Recipient”) that results in non-U.S. citizens, in the aggregate, owning shares of our Class A common stock in excess of the Maximum Permitted Percentage and (2) any issuance of shares of our Class A common stock (including the shares of our Class A common stock that were issued in the Reorganization) (a “Deemed Original Issuance” and, together with a Proposed Transfer and a Status Change, each, a “Restricted Event”) to a non-U.S. citizen (a “Disqualified Recipient” and, together with a Proposed Transferee and Disqualified Person, a “Restricted Person”) that would result in non-U.S. citizens, in the aggregate, owning shares of our Class A common stock in excess of the Maximum Permitted Percentage.

The automatic transfer will be deemed to be effective as of immediately before the consummation of the Restricted Event. Shares of our Class A common stock held in the trust will remain issued and outstanding shares. Any Restricted Person will not profit from ownership of any shares of our Class A common stock held in the trust, will have no rights to dividends or distributions and will have no rights to vote or other rights attributable to the shares of our Class A common stock held in the trust. The trustee of the trust, who will be a U.S. citizen chosen by us and unaffiliated with us or any owner of such Excess Shares, will have all voting rights and rights to dividends or other distributions with respect to Excess Shares held in the trust. The trustee of the trust may rescind as void any vote given by a holder with respect to Excess Shares and revoke any proxy given by such holder with respect to Excess Shares and recast such vote or resubmit such proxy for the benefit of the charitable beneficiary of such trust, unless prohibited from doing so by applicable law or we have already taken corporate action in respect of which such vote was cast or proxy was given. These rights will be exercised by the trustee of the trust for the exclusive benefit of the charitable beneficiary of such trust. In each case, any dividend or distribution authorized and paid by us to a Restricted Person with respect to such Restricted Person’s Excess Shares after the automatic transfer of such Excess Shares into a trust must be paid by the Restricted Person to the trustee. Any dividend or distribution authorized with respect to any Excess Shares after the automatic transfer of such Excess Shares into the trust but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for distribution to the charitable beneficiary. The amount of any such dividends or distribution received by a Restricted Person with respect to Excess Shares and not paid to the trustee may be withheld by the trustee from the proceeds of the sale of such Excess Shares remitted to such Restricted Person (as further described below).
Within 20 days of receiving notice from the Company that shares of our Class A common stock have been transferred to the trust, the trustee will sell the shares to a U.S. citizen designated by the trustee (or to us in accordance with the procedures described below). Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the proceeds of the sale (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the trust) to the Restricted Person and to the charitable beneficiary as follows:
•	In the case of Excess Shares transferred into the trust as a result of a Proposed Transfer, the Proposed Transferee will receive the lesser of (1) the price paid by the Proposed Transferee for the shares or, if the Proposed Transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the fair market value (determined in accordance with the formula set forth in our certificate of incorporation) of the shares on the date of the Proposed Transfer (the “Proposed Transfer Price”) and (2) the price received by the trustee from the sale of the shares.

•	In the case of Excess Shares transferred into the trust as a result of a Status Change, the Disqualified Recipient will receive the lesser of (1) the fair market value (determined in accordance with the formula set forth in our certificate of incorporation) of the shares on the date of the Status Change (the “Status Change Price”) and (2) the price received by the trustee from the sale of the shares.

•	In the case of Excess Shares transferred into the trust as a result of a Deemed Original Issuance (including any shares of our Class A common stock which were issued in the Reorganization), the Disqualified Recipient will receive the lesser of (1) the price paid by the Disqualified Recipient for the shares or, if the Disqualified Recipient did not give value for the shares in connection with the Original Issuance, the fair market value (determined in accordance with the formula set forth in our certificate of incorporation) of the shares on the date of the Deemed Original Issuance (the “Deemed Original Issuance Price”) and (2) the price received by the trustee from the sale of the shares.
Any net sale proceeds in excess of the amount payable to the Restricted Person will be promptly paid to the charitable beneficiary. If such shares are sold by the Restricted Person prior to our discovery that shares of our Class A common stock should have been transferred to the trust, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the Restricted Person received an amount for the shares that exceeds the amount such Restricted Person was entitled to receive, the excess will be paid to the trustee upon demand. In addition, shares of our Class A common stock held in the trust will be deemed to have been offered for sale to the Company at a price per share equal to the lesser of (1) the fair market value (determined in accordance with the formula set forth in our certificate of incorporation) on the date we accept the offer and (2) the Proposed Transfer Price, the Status Change Price or the Deemed Original Issuance Price, as the case may be, of such Excess Shares. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to the Company, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute to the Restricted Person the portion of the net proceeds from the sale due to the Restricted Person and pay the remainder, if any, to the charitable beneficiary of the trust.
Redemption of Excess Shares
To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate of incorporation provides that, to prevent the percentage of aggregate shares of our Class A common stock owned by non-U.S. citizens from exceeding the Maximum Permitted Percentage, we, by action of our Board of Directors, in its sole discretion, will have the power (but not the obligation) to redeem all or any portion of such Excess Shares, unless such redemption is not permitted under applicable law.
Until such Excess Shares are redeemed, the Restricted Persons owning such shares will not be entitled to any voting rights with respect to such shares and we will pay any dividends or distributions with respect to such shares into an escrow account. Full voting, distribution and dividend rights will be restored to such Excess Shares (and any dividends or distributions paid into an escrow account will be paid to holders of record of such shares), promptly after the time and to the extent the Board of Directors determines that such shares no long constitute Excess Shares, unless such shares have already been redeemed by the Company.
If our Board of Directors determines to redeem Excess Shares, the redemption price of such Excess Shares will be an amount equal to (1) the lesser of (x) the fair market value (determined in accordance with the formula set forth in our certificate of incorporation) on the redemption date and (y) in the case of a Proposed Transfer, the Proposed Transfer Price of such Excess Shares, in the case of a Status Change, the Status Change Price of such Excess Shares or, in the case of a Deemed Original Issuance, the Deemed Original Issuance Price of such Excess Shares, minus (2) any dividends or distributions received by such Restricted Person with respect to such Excess Shares prior to and including the redemption date instead of being paid into the escrow account. Our Board of Directors may, in its discretion, pay the redemption price in cash or by the issuance of interest-bearing promissory notes with a maturity of up to 10 years and bearing a fixed rate equal to the yield on the U.S. Treasury Note of comparable maturity. Upon redemption, any dividends or distributions that have been paid into an escrow account with respect to such redeemed shares will be paid by the escrow agent for such account to a charitable organization that is a U.S. citizen designated by the Company, net of any taxes and other costs and expenses of the escrow agent.
Permitted Actions by the Board of Directors Relating to the Maritime Restrictions
In addition to the foregoing restrictions, so that we may assure compliance with the applicable U.S. maritime and vessel documentation laws, our certificate of incorporation authorizes our Board of Directors to effect any and all measures necessary or desirable (consistent with the provisions of our certificate of incorporation) to fulfill the purpose of and to implement the Maritime Restrictions, including:
•	obtaining, as a condition precedent to the transfer of shares of our Class A common stock, a citizenship certification and any other documentation we or our transfer agent deems advisable from the transferee of such shares (and persons on whose behalf shares of our Class A common stock are to be held);

•	determining the citizenship of any owner of shares of our Class A common stock and, in making such determination, relying upon the stock transfer records of the Company, the citizenship certificates and other documentation given by owners or their transferees and such other written statements and affidavits and such other proof as we may deem reasonable;

•	developing issuance, transfer, redemption, escrow and legend notice provisions and procedures regarding certificated and uncertificated shares of our Class A common stock;

•	establishing and maintaining a dual stock certificate system under which different forms of certificates are issued to U.S. citizens and non-U.S. citizens; and

•	mandating that all shares of Class A common stock issued by the Company include the legend specified in our certificate of incorporation (or other appropriate legend reflecting the Maritime Restrictions) or, in the case of uncertificated shares, mandating that the record holder thereof be sent a written notice containing the information in the applicable legend within a reasonable time after the issuance or transfer thereof in accordance with Delaware law.
Maritime Restrictions Severable
The Maritime Restrictions are intended to be severable. If any one or more of the Maritime Restrictions is held to be invalid, illegal or unenforceable, our certificate of incorporation provides that the validity, legality or enforceability of any other provision will not be affected.
National Securities Exchange
In order for us to comply with any conditions to listing the shares of our Class A common stock that may be specified by any applicable national securities exchange or automated inter-dealer quotation service, our certificate of incorporation also provides that nothing therein, such as the provisions voiding transfers to non-U.S. citizens, will preclude the settlement of any transaction entered into through any such applicable national securities exchange or automated inter-dealer quotation service if such preclusion is prohibited by such exchange or quotation service.
Our Class B Common Stock, Termination of Maritime Restrictions
Shares of our Class B common stock were not issued in the Reorganization and will not be subject to the Maritime Restrictions. Initially, shares of our Class B common stock will only be issued upon the conversion of all of the outstanding and treasury shares of our Class A common stock into outstanding or treasury shares of our Class B common stock, as the case may be. Each outstanding and treasury share of our Class A common stock will be automatically converted into one share of our Class B common stock in the event our Board determines that either:
•	the U.S. ownership requirements of the applicable U.S. maritime and vessel documentation laws are no longer applicable to the Company (or have been amended so that the Maritime Restrictions are no longer necessary); or

•	the elimination of such restrictions is in the best interest of the Company and our stockholders. Thereafter, the converted shares of our Class A common stock will be canceled, will no longer be outstanding and cannot be reissued.